EXHIBIT 99.1
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                            [International Wire Logo]



            INTERNATIONAL WIRE ANNOUNCES SECOND QUARTER 2007 RESULTS

Camden, NY - August 10, 2007 - International Wire Group, Inc. (ITWG.PK) today announced its results for the second quarter ended June 30, 2007. Operating income and net income for the first six months of 2007 increased compared to the first six months of 2006, primarily driven by increased profitability in the High Performance Conductors ("HPC") and Engineered Wire Products-Europe ("Europe") segments, lower interest expense and a reduced effective income tax rate.

Second Quarter:
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Net sales for the quarter ended June 30, 2007 were $200.0 million, a decrease of
6.6%, or $14.1 million, compared to $214.1 million for the same period in 2006. Sales increased due to higher copper prices, but these increases were more than offset by an increase in tolled copper volumes. Excluding the effects of higher copper prices and tolled copper business, net sales increased $1.5 million. This increase resulted from $3.4 million of net volume gains and favorable currency effect in the HPC and Europe segments, which were partially offset by $1.9 million of net lower volume in the Bare Wire segment.

Operating income for the three months ended June 30, 2007 was $8.3 million compared to $8.9 million for the three months ended June 30, 2006. Operating income for the Bare Wire segment was down $0.6 million in the 2007 period due to lower sales volume in the electronics/data communications and appliance markets compared to 2006, as well as lower overhead absorption and higher depreciation, which were partially offset by higher customer pricing/mix. Operating income for the HPC segment of $3.4 million was $0.4 million greater than 2006 primarily from higher sales volume and a higher gross profit rate. Operating income for the Europe segment of $1.5 million was much improved over the $1.1 million level in the 2006 period due to increased sales volume. Operating income for the three months ended June 30, 2007 also decreased by $0.8 million due to increased charges for stock-based compensation and professional fees.

Net income of $4.3 million, or $0.43 per basic share and $0.42 per diluted share, for the three months ended June 30, 2007 increased by $1.0 million, or 31.6%, over 2006 levels, due to a combination of reduced interest expense on lower debt levels and a lower cost debt structure, and a reduced effective tax rate in 2007, but which were partially offset by lower operating income.

Six Months:
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Net sales for the six months ended June 30, 2007 were $374.2 million, for an increase of $15.6 million, or 4.4%, above comparable 2006 levels. Sales increased due to higher copper prices, but this increase was more than offset by an increase in tolled copper volumes. Excluding the effects of higher copper prices and tolled copper business, net sales increased $31.8 million. This

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increase was primarily due to $31.2 million of sales for the HPC segment for the three months ended March 31, 2007 with no similar sales in the comparable 2006 period since HPC was acquired on March 31, 2006. For the six months ended June 30, 2007 compared to 2006, the Bare Wire segment's net volume decreased by $5.4 million, HPC's net volume increased by $1.6 million and Europe's net volume increased by $4.4 million including foreign currency effect.

Operating income for the six months ended June 30, 2007 was $16.6 million compared to $16.0 million for the 2006 period. Operating income for the Bare Wire segment decreased by $1.9 million due to lower sales volume and higher depreciation. Operating income for the HPC segment increased by $3.7 million primarily due to six months of results in 2007 compared to three months in 2006. Operating income for the Europe segment increased by $0.3 million. Operating income in the 2007 period also decreased by $1.5 million as a result of increased charges for stock-based compensation and professional fees.

Net income was $8.3 million, or $0.83 per basic share and $0.81 per diluted share, for the six months ended June 30, 2007. The improvement of $3.2 million, or 61.4%, in the six months ended June 30, 2007 was the result of higher operating income, reduced interest expense, a lower effective tax rate, and the favorable effect from the absence of loss from discontinued operations, which consists of the former insulated wire business.

Long-term debt was $100.3 million as of June 30, 2007. This represents an increase of $17.7 million from the March 31, 2007 level but a decrease of $13.3 million from December 31, 2006.

"Despite lower 2007 sales demand in our core Bare Wire business, we are very pleased with our overall operating results and the profitability improvements being realized in the HPC and Europe segments," said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc. "Preparation for our new plant site in Sherrill, New York is on schedule to begin production in the third quarter of 2007. In addition, we are expanding our U.S. braiding facility and consolidating our El Paso, Texas operations. These actions should enhance profitability of the Bare Wire business. We are not surprised that debt increased in the second quarter as the average copper price per pound increased by $0.76 in the quarter, which required additional working capital."

CONFERENCE CALL
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International Wire Group, Inc. will hold a conference call to discuss its second quarter 2007 results on August 16, 2007 at 11:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 12771394. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 12771394 until 11:59 p.m. Eastern Time on August 21, 2007.



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ABOUT INTERNATIONAL WIRE GROUP, INC.
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International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers and original equipment manufacturers or "OEMs." Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 14 facilities located in the Untied States, Belgium, France and Italy.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
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Certain statements in this release may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends," "plans," "estimates," or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact

International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President & CFO
314-416-8215